UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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WINNEBAGO INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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Second Supplement to Definitive Proxy Statement for Annual Meeting of Shareholders to be held December 15, 2020
This proxy statement supplement (the “Proxy Supplement”) updates and amends our definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on November 2, 2020, as supplemented by the proxy statement supplement filed with the SEC on November 18, 2020 (the “First Supplement”), regarding the 2020 Annual Meeting of Shareholders of Winnebago Industries, Inc. (the “Annual Meeting”) to be held on December 15, 2020 at 4:00 p.m. Central Standard Time via live webcast at www.virtualshareholdermeeting.com/WGO2020. As a reminder, to participate in the virtual meeting, shareholders must enter the 16-digit control number included with the Notice of Internet Availability of Proxy Materials or proxy card. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted on the meeting website as well.
Except as updated or supplemented by this Proxy Supplement, all information set forth in the Proxy Statement, as supplemented by the First Supplement, remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting.
The purpose of this Proxy Supplement is to update the Proxy Statement to notify you that Michael J. Happe, the Company’s President and Chief Executive Officer and a director of the Company who is standing for re-election as a Class III director, was elected to serve as a director of H.B. Fuller Company, a publicly held company, effective January 20, 2021.
This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.
By Order of the Board of Directors

Stacy L. Bogart
Senior Vice President, General Counsel, Secretary and Corporate Responsibility
Eden Prairie, MN
December 1, 2020